Exhibit 99.1

CONTACT:

Patrick D. Spangler, CFO

ev3 Inc.

9600 54th Avenue North

Plymouth, Minnesota  55442-2920

(763) 398-7000

pspangler@ev3.net

ev3 Inc. Reports Fourth Quarter Net Sales

Net Sales Grow by 60% Compared to Year-Ago Period

Plymouth, MN – January 9, 2006 – ev3 Inc. (NASDAQ:  EVVV), a global endovascular device company, reported today net sales results for its fiscal fourth quarter ended December 31, 2005.

ev3’s net sales in the fourth quarter of 2005 were $41.0 million, an increase of 60% versus net sales of $25.5 million in the fourth quarter of 2004. This growth was broad-based and generated internally, reflecting strong sales growth from domestic and international markets as well as from both ev3’s cardio peripheral and neurovascular business segments.

Cardio peripheral segment net sales in the fourth quarter were $24.0 million, representing an increase of 58% versus the year-ago quarter.  Within the cardio peripheral business segment, stent sales were $12.1 million in the fourth quarter, representing an increase of 112% versus the year-ago quarter, and sales of thrombectomy and embolic protection products were $3.5 million in the fourth quarter, approximately unchanged from the year-ago quarter.  Sales of procedural support and other cardio peripheral products were $8.4 million in the fourth quarter, representing an increase of 40% versus the year-ago quarter.  Contributors to the growth of the cardio peripheral segment were the launch of new stent products in the United States, the continued market penetration of ev3’s carotid stenting system (SpideRX and Protégé) in Europe, and the introduction of PTA balloon catheters in early 2005.

Neurovascular segment net sales were $17.0 million in the fourth quarter, representing an increase of 64% versus the year-ago quarter.   Within the neurovascular business segment, sales of embolic products were $8.0 million in the fourth quarter, an increase of 89% versus the same quarter in the prior year.  Sales of neurovascular access and delivery products were $9.0 million in the fourth quarter, an increase of 46% versus the year-ago quarter.  The primary growth drivers for the neurovascular segment were the continued U.S. market penetration by both the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (“AVMs”) and the NXT family of embolic coils, as well as the microcatheters utilized to deliver these embolic products.

On a geographic basis, ev3’s fourth quarter United States net sales were $22.7 million, representing an increase of 91% versus the year-ago quarter, and fourth quarter international net sales were $18.3 million, representing an increase of 34% versus the year-ago quarter.   Sales growth in the United States benefited from the increased productivity of the sales force which was expanded during the fourth quarter of 2004 in both the cardio peripheral and neurovascular business segments.

For the fiscal year ended December 31, 2005, ev3’s net sales were $133.7 million, an increase of 55% compared to net sales for fiscal 2004.  Annual sales growth in 2005 also was generated internally and reflected net sales growth in each of ev3’s reportable business segments and geographic markets.

Clinical Trial and Regulatory Update

On January 6, 2006, ev3 submitted a pre-market approval application to the FDA for a carotid stenting system which combines ev3’s SpideRX embolic protection device and ev3’s Protégé stent, and which was clinically studied in ev3’s 419 patient CREATE I Carotid stenting pivotal trial. ev3 anticipates FDA approval for this indication by the end of 2006.  ev3 previously submitted 510(k) applications for its

SpideRX for saphenous vein graft angioplasty and for carotid stenting with the Guidant Acculink stent.  ev3 anticipates mid-year 2006 FDA clearance of these 510(k)s.

 ev3 will be providing full financial results for its fiscal fourth quarter and fiscal year 2005 and updated guidance in mid-February, after which time the Company will hold its quarterly conference call to discuss its financial results and guidance.

ev3 Inc. is a global medical device company focused on endovascular technologies for the minimally invasive treatment of vascular diseases and disorders.

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied.  Such potential risks and uncertainties relate, but are not limited, to, in no particular order:  product demand and market acceptance, the impact of competitive products and pricing, and success of clinical testing.  More detailed information on these and additional factors which could affect ev3 Inc.’s operating and financial results are described in the company’s filings with the Securities and Exchange Commission, including its most recent quarterly report on Form 10-Q.  ev3 Inc. urges all interested parties to read these reports to gain a better understanding of the many business and other risks that the company faces.  Additionally, ev3 Inc. undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.

ev3 Inc.

SELECTED NET SALES INFORMATION

(Dollars in thousands)

(unaudited)

	For the Three Months Ended December 31,		For the Years Ended December 31,
NET SALES BY SEGMENT	2005	2004	2005	2004

Cardio Peripheral
Stents	$12,079	$5,707	$37,871	$20,484
Thrombectomy and embolic protection	3,459	3,436	12,869	9,119
Procedural support and other	8,451	6,019	29,141	23,339
Total Cardio Peripheral	23,989	15,162	79,881	52,942

Neurovascular
Embolic products	8,046	4,246	22,463	12,583
Neuro access and delivery products	8,939	6,123	31,352	20,809
Total Neurovascular	16,985	10,369	53,815	33,392

Total Company	$40,974	$25,531	$133,696	$86,334

	For the Three Months Ended December 31,		For the Years Ended December 31,
NET SALES BY GEOGRAPHY	2005	2004	2005	2004

United States	$22,707	$11,903	$71,848	$42,791
International	18,267	13,628	61,848	43,543

Total Company	$40,974	$25,531	$133,696	$86,334